Exhibit 10.3

Quest Diagnostics Incorporated
Equity Award Agreement

This Equity Award Agreement (the “Agreement”) dated as of February 23, 2015 (the “Grant Date”) between Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, NJ 07940 (the “Company”) and the employee to whom the awards described herein are made (the “Employee”) is subject in all respects to the Company’s Amended and Restated Employee Long-Term Incentive Plan (the “Plan”). All references to “Shares” means shares of the Company’s Common Stock.
This Agreement and the awards described herein are effective as of the grant date but shall be canceled if the Employee fails to complete, not later than thirty (30) days after such awards are communicated electronically to the Employee, all the steps to accept the Options (as hereinafter defined) electronically at the Morgan Stanley Benefit Access website (www.benefitaccess.com) (the “Site”), including without limitation acknowledging that the Employee has read all of the documentation provided at the Site and affixing the Employee’s electronic signature, so that the status indicator at the Site reflects “Accepted” for the Options.
If the status indicator at the Site for the Options does not reflect “Accepted” by Midnight on the thirtieth (30th) day after the awards described herein are communicated electronically to the Employee, this Agreement, and the awards described herein, shall be cancelled.
The Employee’s taking the necessary steps so that the status indicator at the Site reflects “Accepted” for the Options will suffice to reflect the Employee’s acceptance of the RSUs (as hereinafter defined) and the Performance Shares (as hereinafter defined) as well as the Options. Thus, it is not necessary for the Employee to make a separate electronic acceptance of the RSUs or the Performance Shares.

If you are not a United States citizen or resident as such term is defined by the Internal Revenue Code and you are employed outside the United States, please consult the “International Supplement” attached as Appendix B to this Agreement. The International Supplement amends certain terms and conditions of this Agreement as they apply to individuals employed outside the United States.

AWARDS COVERED BY THIS AGREEMENT

SECTION 1.    Award of Stock Options. The Company hereby awards stock options (each, an “Option”) to the Employee under the Plan. The number of Options awarded to the Employee is indicated at the Site. Each Option entitles the Employee, subject to the terms and conditions of this Agreement and the Plan, to purchase from the Company at the exercise price set forth for the Options at the Site (the “Exercise Price”) one Share (an “Option Share”). The Options shall vest and become exercisable on the terms set forth in Section 4. The Options shall expire on, and no Option Shares may be purchased pursuant to this Agreement after, the tenth anniversary of the Grant Date (such tenth anniversary is referred to as the “Option Expiration Date”). The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may, in its sole discretion, convert any or all of the Options at any time to a stock-settled stock appreciation grant. The Options are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be construed and interpreted in accordance with such intention.

Exhibit 10.3

SECTION 2.    Restricted Share Units. The Company hereby awards restricted share units (each, an “RSU”) to the Employee under the Plan. The number of RSUs awarded to the Employee is indicated at the Site. Each RSU corresponds to one Share and constitutes a contingent and unsecured promise of the Company to pay the Employee one Share on the vesting date for the RSU, subject to the terms and conditions set forth in the Plan and this Agreement. The RSUs shall vest and convert to Shares on the terms set forth in Section 4. For purposes of this Agreement, an “RSU Share” means a Share delivered upon conversion of an RSU.

SECTION 3.    Performance Shares. Capitalized terms used in this Section 3 without definition have the meanings set forth in Appendix A. The Employee shall be eligible to receive and vest in Shares as provided in this Section 3 and Section 7 based on (a) the number of target performance shares indicated for the Employee at the Site (“Target Performance Shares”) and (b) the Company’s performance during the Performance Period. Performance will be measured as of the end of the performance period that began on January 1, 2015 and will continue through December 31, 2017 (the “Performance Period”). 40% of the Target Performance Shares will be earned based on the annual compounded revenue growth (“Revenue Growth”) during the Performance Period, determined by comparing the Company’s Net Revenues for the Final Year of the Performance Period with the Company’s Net Revenues for the Baseline Year, in each case as reported in the consolidated statements of operations included in the Company’s audited financial statements for the relevant year. After the Performance Period, Revenue Growth will be calculated and the number of Shares to be issued (subject to vesting under Section 7 and withholding of taxes under Section 14) in respect of the Revenue Growth performance measure shall be based upon the following formula (such Shares, and the Shares determined using the Average ROIC performance measure described below in this Section 3 being “Earned Performance Shares”:

Annual Compounded Revenue Growth*	“Earnings Multiple”* multiplied by 40% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to %	2 x 40% x Target Performance Shares
Equal to %	1 x 40% x Target Performance Shares
Equal to %	0.5 x 40% x Target Performance Shares
Less Than %	0 x 40% a Target Performance Shares
*The Earnings Multiple for Revenue Growth between the percentages designated in the above table will be interpolated.
35% of the Target Performance Shares will be earned based on the Company’s average return on invested capital (“Average ROIC”) during the Performance Period. After the Performance Period, the Average ROIC will be calculated and the number of Earned Performance Shares to be issued (subject to vesting under Section 7 and withholding of taxes under Section 14) in respect of the Average ROIC performance measure shall be based upon the following formula:

Average ROIC*	“Earnings Multiple”* multiplied by 35% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to %	2 x 35% x Target Performance Shares
Equal to %	1 x 35% x Target Performance Shares
Equal to %	0.5 x 35% x Target Performance Shares
Less Than %	0 x 35% x Target Performance Shares

*The Earnings Multiple for Average ROIC between the percentages designated in the above table will be interpolated.
The remaining 25% of the Target Performance Shares will be earned based on the Company’s total run rate savings (the “Total Invigorate Run Rate Savings”) from its Invigorate cost excellence program

Exhibit 10.3

(“Invigorate”) during the Performance Period. After the Performance Period, the Total Invigorate Run Rate Savings will be calculated and the number of Earned Performance Shares to be issued (subject to vesting under Section 7 and withholding of taxes under Section 14) in respect of the Invigorate performance measure shall be based upon the following formula; provided, however, that the Compensation Committee in its discretion may determine that a lesser number of Earned Performance Shares will be issued:

Total Invigorate Run Rate Savings*	“Earnings Multiple”* multiplied by 25% of Target Performance Shares = Earned Performance Shares
Greater Than or Equal to $	2 x 25% x Target Performance Shares
Equal to $	1 x 25% x Target Performance Shares
Equal to $	0.5 x 25% x Target Performance Shares
Less Than $	0 x 25% x Target Performance Shares

*The Earnings Multiple for Total Invigorate Run Rate Savings between the amounts designated in the above table will be interpolated.
The aggregate number of Earned Performance Shares will equal the sum of the number of Performance Shares earned in respect of the Revenue Growth performance measure, the number of Earned Performance Shares earned in respect of the Average ROIC performance measure and the number of Earned Performance Shares earned in respect of the Invigorate performance measure (after taking into account the Compensation Committee’s exercise of negative discretion, if any). The maximum number of Earned Performance Shares is 2x the number of Target Performance Shares.
STOCK OPTIONS AND RESTRICTED SHARE UNITS

SECTION 4.    Vesting of Options and RSUs.

(a)General Vesting Requirements for Options. Except as otherwise provided below, the Options shall vest and become exercisable on the vesting dates set forth below (the “Option Vesting Dates”), provided that the Employee remains in continuous employment with the Company Group (as defined in Section 23) through the applicable Option Vesting Date. Options shall be exercisable only to the extent vested.

Option Vesting Dates            Vesting Percent        Cumulative
First anniversary of Grant Date        33.3%            33.3%
Second anniversary of Grant Date        33.3%            66.6%
Third anniversary of Grant date        33.4%            100%

(b)General Vesting Requirements for RSUs. Except as otherwise provided in this
Agreement, the RSUs shall vest on the vesting dates set forth below (the “RSU Vesting Dates”), provided that the Employee remains in continuous employment with the Company Group through the applicable RSU Vesting Date.

RSU Vesting Dates            Vesting Percent        Cumulative
First anniversary of Grant Date        25%            25%
Second anniversary of Grant Date        25%            50%
Third anniversary of Grant date        50%            100%

Exhibit 10.3

Except as otherwise set forth in this Agreement, RSUs will convert to Shares as soon as practicable, and in all cases within fourteen (14) days, after the date on which the RSUs vest (whether vesting occurs on a RSU Vesting Date or as provided in Sections 4(d) through 4(f)) and such Shares, net of required tax withholding as described in Section 14 below, shall be transferred into the Employee’s account at the Company’s dedicated broker.
(c)Termination of Employment Generally. If the Employee’s employment terminates for any reason other than those described in Section 4(d) through 4(f) prior to the third anniversary of the Grant Date, any Options and any RSUs that have not vested as of the date of termination of employment (the Employee’s “Termination Date”) will be canceled.

(d)Death and Disability. If the Employee’s employment terminates due to death or Disability (as defined in Section 23), all Options and all RSUs shall immediately vest.

(e)Change in Control. If within two years following the date of a Change in
Control (as defined in the Plan), the Employee’s employment is terminated by the Company Group (or its successor) without Cause (as defined in Section 23) or the Employee resigns from his or her employment for Good Reason (as defined in Section 23), then all Options and all RSUs shall immediately vest on the Employee’s Termination Date. Notwithstanding the preceding sentence, in the event of a Change in Control in which the Company is not the surviving entity, and the surviving entity or successor to the Company does not agree to assume the Company’s obligations with respect to the Options under this Equity Award Agreement or to grant the Employee a Replacement Award (as defined in Section 23), then all Options and all RSUs shall vest immediately prior to the Change in Control in such a manner that will enable the Employee to participate in the Change in Control with respect to the Shares issuable upon exercise of the Options and conversion of the RSUs on the same basis as other holders of the Company’s outstanding Common Stock.

(f)Involuntary Termination without Cause or Divestiture. If prior to the third anniversary of the Grant Date, the Employee’s employment is terminated by the Company Group without Cause or as a result of a divestiture and the Employee is employed by the divested or purchasing entity, the Employee will immediately vest in a number of Options and RSUs equal to (i) the number of Options or RSUs, as applicable, that are scheduled to vest on the next Option Vesting Date or RSU Vesting Date plus (ii) if the termination occurs prior to the second Option Vesting Date and second RSU Vesting Date, an additional number of Options and RSUs, as applicable, determined by multiplying the number of Options or RSUs that are scheduled to vest on the next Option Vesting Date or RSU Vesting Date by a fraction (i) the numerator of which is the number of whole months from the Grant Date or, if the Termination Date occurs more than one year after the Grant Date, the most recent anniversary of the Grant Date, to the Termination Date and (ii) the denominator of which is 12; and any unvested Options and any unvested RSUs will be canceled.

SECTION 5.    Exercise of Options.     The Employee may exercise Options in
accordance with the procedures specified by the Company from time to time. The Exercise Price of Options shall be paid in full with, or in a combination of: (a) cash; (b) Shares that are owned by the Employee and are fully vested and freely transferable by the Employee, duly endorsed or accompanied by stock powers executed in blank; (c) a net share settlement procedure; or (d) through the withholding of Shares subject to the Options. The Company in its discretion may permit the Employee (if the Employee owns Shares that are fully vested and fully transferable by the Employee) to “attest” to his/her ownership of the number of Shares required to pay all or part of the purchase price (and not require delivery of the Shares), in which case the Company will deliver to the Employee the number of Shares to which the

Exhibit 10.3

Employee is entitled, net of the “attested” Shares. If payment is made in whole or in part with Shares (including through the withholding of Shares subject to Options), the value of such Shares shall be the mean of its high and low prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the day of exercise. No “reload” or other option will be granted by reason of any such exercise.

SECTION 6.    Exercise of Option After Termination of Employment, Death or Disability.
The provisions covering the exercise of the Options following termination of employment are as follows, provided that in no event may any Options be exercised after the Option Expiration Date:

(a)    Termination in General. If the Employee’s employment terminates for any reason other than those described in Section 6(b) through 6(d), the Options that have vested simultaneously with or before the Employee’s termination of employment may be exercised for ninety (90) days following such termination (but not beyond the Option Expiration Date) and such vested Options shall thereafter expire and cease to be exercisable.

(b)    Death. If the Employee shall die while employed, the Options may be exercised through the Option Expiration Date. If the Employee shall die after termination of employment but while all or any portion of the Options are still exercisable, they shall remain exercisable through the first anniversary of the date of death but not beyond the Option Expiration Date.

(c)    Disability. If the Employee’s employment shall terminate due to Disability, the Options, which shall have in such circumstances vested pursuant to Section 4(d), shall remain exercisable through the Option Expiration Date.

(d)    Involuntary Termination without Cause or Divestiture. If the Employee’s employment is terminated by the Company Group without Cause or as a result of a divestiture and the Employee is employed by the divested or purchasing entity, then any Options that are vested and exercisable (including any Options that become vested and exercisable under Section 4(f)) may be exercised through the first anniversary of the date of termination (but not beyond the Option Expiration Date) and shall thereafter expire.

PERFORMANCE SHARES

SECTION 7.    Vesting of Performance Shares.

(a)    Performance Share Vesting Period. Except as otherwise provided in this Agreement, Earned Performance Shares will vest at the end of the vesting period beginning on the Grant Date and continuing through February 28, 2018 (the “Performance Share Vesting Period”), provided that the Employee remains in continuous employment with the Company Group through the end of the Performance Share Vesting Period. Earned Performance Shares, net of required tax withholding as described in Section 14 below, will be transferred into the Employee’s account at the Company’s dedicated broker as soon as practicable after the final calculation of the number of Earned Performance Shares but in any event on or prior to March 15, 2018.

(b)    Change in Control. If a Change in Control occurs prior to the end of the Performance Share Vesting Period then a number of Earned Performance Shares shall be calculated as of the Change in Control and shall be equal to the greater of:

Exhibit 10.3

(i)the number of Earned Performance Shares that would be awarded if the calculation under Section 3 were based on the most recent fiscal year end results of the Company (rather than the Final Year of the Performance Period); and

(ii)the number of Target Performance Shares.

Such Earned Performance Shares shall not vest solely by virtue of the occurrence of the Change in Control but shall instead remain subject to vesting, and shall be transferred into the Employee’s account at the Company’s dedicated broker, as provided in Section 7(a); provided, however, that in the event of a Change in Control in which the Company is not the surviving entity, and the surviving entity or successor to the Company does not agree to assume the Company’s obligations with respect to the Performance Shares under this Equity Award Agreement or to grant the Employee a Replacement Award, such Earned Performance Shares, net of required tax withholding as described in Section 14 below, will be transferred to the Employee’s account at the Company’s dedicated broker within five business days after the consummation of the Change in Control. If within two years following the date of a Change in Control, the Employee’s employment is terminated by the Company Group (or successor to the Employee’s employer within the Company Group) without Cause or the Employee resigns from his or her employment for Good Reason, the Employee shall immediately vest in the number of Earned Performance Shares calculated in accordance with the first sentence of this Section 7(b), and (to the extent not previously transferred pursuant to the preceding sentence) such Earned Performance Shares, net of required tax withholding as described in Section 14 below, will be transferred to the Employee’s account at the Company’s dedicated broker within five business days after the Employee’s Termination Date. If (and only if) the Company continues to file annual reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, following the Change in Control, including for the Final Year of the Performance Period, then following the end of the Performance Period, to the extent that the number of Earned Performance Shares calculated pursuant to Section 3 exceeds the number of Earned Performance Shares calculated pursuant to the first sentence of this Section 7(b), the full amount of Earned Performance Shares resulting from the calculation in accordance with Section 3 (net of the number of Earned Performance Shares, if any, previously delivered or withheld for taxes under the preceding two sentences) will be so transferred as provided in Section 7(a). If the Employee terminates employment prior to the Change in Control, the Earned Performance Shares will vest, be pro-rated or be canceled, as applicable, in accordance with Section 7(c).
(c)    Adjustments to Earned Performance Shares and Vesting of Earned Performance Shares on Termination of Employment. The Employee (or, in the case of death, the Employee’s beneficiary or estate) shall be entitled to receive 100% of the Earned Performance Shares calculated pursuant to Section 3, and such Earned Performance Shares shall not be subject to a service-based vesting requirement, if prior to the end of the Performance Share Vesting Period the Employee’s employment terminates by reason of death or Disability. Such Earned Performance Shares (if any) will be delivered as provided in Section 7(a) or Section 7(b), if applicable. The number of Earned Performance Shares calculated pursuant to Section 3 to which the Employee is entitled will be adjusted in the following circumstances:

(i)    Termination of Employment Generally. If the Employee’s employment terminates prior to the end of the Performance Share Vesting Period for any reason other than death or Disability or the circumstances described in Section 7(b) or 7(c)(ii), all of the Target Performance Shares will be canceled and none of the Earned Performance Shares will vest.

Exhibit 10.3

(ii)    Involuntary Termination without Cause or Divestiture. If prior to the end of the Performance Share Vesting Period the Employee’s employment is terminated by the Company Group without Cause or as a result of a divestiture and the Employee is employed by the divested or purchasing entity, then, notwithstanding the provision of Section 7(c)(i), the Employee shall vest in the number of Earned Performance Shares determined by multiplying the Earned Performance Shares by a fraction (A) the numerator of which is the number of full months that the Employee was employed by the Company Group during the Performance Share Vesting Period plus twelve (but in no event shall the numerator exceed the number of months in the Performance Share Vesting Period) and (B) the denominator of which is the number of months in the Performance Share Vesting Period; and the balance of the Earned Performance Shares will be canceled.

TERMS AND CONDITIONS APPLICABLE TO ALL AWARDS

SECTION 8.    Cancellation. Notwithstanding anything to the contrary contained herein, this Agreement shall expire and be canceled, the Employee will not vest in any additional Options, the Employee may not exercise any Options, whether or not vested, and all RSUs, RSU Shares and Target Performance Shares (whether or not vested or earned) shall be canceled if:

(i)    the Employee shall cause the Company or any other member of the Company Group to suffer financial harm or damage to its reputation (either before or after termination of employment) through (x) dishonesty, (y) violation of law in the course of the Employee’s employment or violation of the Company’s Corporate Compliance Manual and compliance bulletins or other written policies or (z) material deviation from the duties owed the Company Group by the Employee; or

(ii)    the Employee is subject to the Executive Share Ownership Policy, as such policy may be amended from time to time (the “Ownership Policy”), and the Employee makes any false attestation under the Ownership Policy; or

(iii)    the Employee violates the terms of any confidentiality, non-solicit or non-compete obligations or any other restrictive covenant set forth in any agreement between the Employee and the Company or any other member of the Company Group, or otherwise pursuant to any written policy of the Company or any other member of the Company Group (in any such case, a “Restrictive Covenant”).

The Company may require the Employee to provide a written certification or other evidence, from time to time in the Company’s sole discretion, to confirm that no cancellation event identified in clauses (i), (ii) or (iii) above has occurred, including upon or following a termination of employment for any reason and/or during a specified period of time prior to the exercise of any Options or the scheduled delivery of any Option Shares, RSU Shares or Earned Performance Shares. If the Employee fails to provide any required certification or other evidence by the specified deadline, the Company shall have the right to cancel the Employee’s awards and/or, as discussed in the next paragraph, to cause the exercise of any Option and the delivery of any Option Shares, RSU Shares or Earned Performance Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).

Exhibit 10.3

The Employee understands that the cancellation of any awards or rights under this Agreement is only one of the remedies that potentially may be asserted against the Employee for injuries or damages sustained by the Company or any other member of the Company Group as a result of any action described in this Section 8 or a violation of any Restrictive Covenant. Such cancellation shall be in addition to any equitable and legal rights the Company or any other member of the Company Group has or may have and shall not constitute a release of any claim that the Company or any other member of the Company Group may have for damages, past, present, or future. In addition, a breach by the Employee of any provisions of any Restrictive Covenant that occurs after any exercise of any Option or delivery of Shares pursuant to this Agreement (including any breach occurring after termination of employment) shall cause the exercise of the Option and the delivery of any Option Shares, RSU Shares or Earned Performance Shares under this Agreement to be rescinded (and if the Employee has previously sold the Shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such Shares).
SECTION 9.    Executive Share Ownership Policy

(a)    Employees Subject to Ownership Policy. In consideration of the grant of the awards under this Agreement, the Employee agrees that, if the Employee is or becomes subject to the Ownership Policy, the Options and all Option Shares, the RSUs and all RSU Shares and the Performance Shares shall be subject to cancellation pursuant to Section 8(ii) of this Agreement and all Options, Option Shares, RSUs, RSU Shares, Performance Shares and shares of restricted stock granted to the Employee by the Company prior to the date hereof (the “Prior Awards”) shall be subject to cancellation pursuant to Section 8(ii) of this Agreement (for false attestation under the Ownership Policy), the Shares obtained on exercise of such Prior Awards after the date hereof shall be subject to the Ownership Policy pursuant to Section 9(b) of this Agreement and the terms of Sections 8 and 9(b) hereof are made a part of the terms of each of the Prior Awards.

(b)    Shares Subject to Ownership Policy. If the Employee is subject to the Ownership
Policy, any Shares issued under this Agreement or pursuant to any Prior Award (in each case net of tax withholdings) are subject to such Policy. The Employee hereby acknowledges and agrees that the investment risk associated with the retention of any Shares, whether pursuant to the Ownership Policy or otherwise, is the sole responsibility of the Employee and the Employee hereby holds the Company and each other member of the Company Group harmless against any claim of loss related to the retention of the Shares.

SECTION 10.    Non-Transferability; Voting Rights and Dividends.

(a)    Non-Transferability. The awards and rights under this Agreement shall not be transferable other than by will or the laws of descent and distribution. The Options may be exercised during the lifetime of the Employee only by the Employee except in the case of the Employee’s Disability, in which case the Options may be exercised by the Employee’s legal representative.

(b)    Voting and Dividend Rights. The Employee will not have any voting, dividend or other rights as a stockholder with respect to any Option Shares, RSUs, RSU Shares, Target Performance Shares or Earned Performance Shares prior to the date on which he/she is recorded as the holder of such Option Shares, RSU Shares or Earned Performance Shares on the records of the Company; provided, however that until RSUs convert to Shares, if the Company declares and pays a regular or ordinary dividend on its Common Stock, the Employee will be paid a dividend equivalent for vested and unvested RSUs, but no dividend equivalents will be paid on any RSUs that are canceled. The Employee

Exhibit 10.3

understands that the Option Shares will not be issued to the Employee until after (and to the extent that) Options are exercised, that Shares will not be issued to the Employee in respect of RSUs until after (and to the extent that) RSUs convert to Shares and that, except as provided in Section 7(b), Earned Performance Shares will not be issued to the Employee until after the final calculation of the Earnings Multiple as contemplated by Section 3 and any adjustment under Section 7, it being understood that such issuance shall occur in any event on or prior to March 15, 2018. The Employee further understands that all deliveries of Shares under this Agreement shall be net of required tax withholding as described in Section 14 below. Until Shares have been delivered to or on behalf of the Employee in respect of any RSUs or Earned Performance Shares, the Employee shall have only the rights of a general unsecured creditor.

(c)    Assignment. Until Shares are transferred to the Employee’s account at the
Company’s dedicated broker or the Employee otherwise receives physical possession of any such Shares, the Employee shall have no right to sell, assign, transfer, pledge or otherwise encumber Shares in any manner. Any purported attempt to sell, assign, transfer, pledge or otherwise encumber any award under this Agreement will be void and shall result in the cancellation of such award. Unless otherwise provided at the time of such transfer or delivery to the Employee of any Shares issued in respect of vested RSUs or Earned Performance Shares or Shares issued upon full or partial exercise of the Options, upon such transfer or delivery to the Employee the Shares will not be subject to any restrictions on transfer other than those that may arise under the securities laws or the Company’s policies, but the Shares shall remain subject to cancellation as provided in Section 8.

SECTION 11.    Consideration. In consideration for the awards under this Agreement, the
Employee hereby agrees to be bound by all Restrictive Covenants applicable to the Employee.

SECTION 12.    Clawback. All awards hereunder shall be subject to cancellation and recoupment by the Company, and shall be repaid by the Employee to the Company, to the extent required by law, regulation or listing requirement, or as determined in accordance with any Company incentive compensation recoupment policy, in each case, as in effect from time to time.

SECTION 13.    The Plan. The Plan is incorporated herein by reference. The Employee acknowledges that he/she has read the terms of the Plan and that those terms shall govern in the event of any conflict with the terms of this Agreement.

SECTION 14.    Taxes. The partial or full exercise of any Option, the transfer of Shares upon conversion of any vested RSUs and the delivery of any Earned Performance Shares under this Agreement will result in the Employee’s recognition of income for U.S. federal income tax purposes and shall be subject to tax and tax withholdings as appropriate. The Company or any other member of the Company Group that employs the Employee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required or permitted by law to be withheld with respect to the exercise of any Options. On the delivery of Shares upon conversion of any RSUs and upon payment of any Earned Performance Shares, the Company will reduce the number of Shares to be delivered to the Employee by the amount of the taxes due (with the Shares valued at the mean between its high and low prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the date that the Shares are valued for purposes of reporting compensation for Federal income tax purposes). The Company or any other member of the Company Group that employs the Employee shall have the authority to make arrangements for payment of the Employee’s share of any employment/payroll taxes (including Federal Insurance Contributions Act taxes), whether imposition of such taxes occurs upon

Exhibit 10.3

exercise of Options, conversion of RSUs, transfer of Earned Performance Shares or at some other time. In particular, the Employee authorizes his or her employer to withhold such taxes from any payroll or other payment or compensation owed to the Employee, subject to the limitations imposed under Section 409A of the Code.

SECTION 15.    Consent Requirement. If the Company shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of the Options, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Company. The term “consent” as used herein with respect to any action referred to in this Section 15 means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Employee with respect to the disposition of Shares, or with respect to any other matter, which the Company shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Company. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.

SECTION 16.    Invalidity and Enforcement. If any provision of this Agreement is deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or to modify, as set forth in this Section, the offending provision or provisions and to alter the bounds of this Agreement in order to render it valid and enforceable. The Company and the Employee specifically request that any court having jurisdiction over any dispute relating to this Agreement modify, if possible, any offending provision so that such provision will be enforceable to the maximum extent permitted by law.

SECTION 17.    No Entitlements. This Agreement is not an employment agreement, and nothing in this Agreement or the Plan shall alter an Employee’s status as an “at-will” employee of the Company Group subject to the rights (if any) that the Employee may have under any employment agreement existing between any member of the Company Group and the Employee.

SECTION 18.    Enforcement by Successors and Assigns. The Company and any of its
successors or assignees may enforce the Company’s rights under this Agreement.

SECTION 19.    Entire Agreement. Other than with respect to any nonsolicitation, non-
competition, nonuse, and non-disclosure obligations of the Employee, this Agreement constitutes the entire agreement between the Company and the Employee regarding the Options, the RSUs and the Performance Shares. No modification of this Agreement will have any force or effect unless such modification is in writing, signed by the Chief Executive Officer (or by the Senior Vice President, Chief Human Resources Officer or successor officer) of the Company and the Employee, and expressly indicates an intent to modify this Agreement.

SECTION 20.    Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under the Agreement shall be finally determined by the Compensation Committee in its absolute discretion.

Exhibit 10.3

SECTION 21.    Governing Law. This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York applicable to contracts made and to be performed entirely within such state (without reference to its principles of conflicts of law). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in state or federal court in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 22.    Section 409A. It is the intention and understanding of the parties that none of the Options, the RSUs or the Performance Shares provide for a deferral of compensation subject to Section 409A of the Code. This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code in respect of any Options, RSUs or Performance Shares. Notwithstanding any other provision of this Agreement, the Employee’s consent shall not be required for any amendment to this Agreement which, in the reasonable, good faith judgment of the Company, is necessary or appropriate to avoid the imposition on the Employee of any tax, interest or penalty under Section 409A of the Code.

SECTION 23.    Defined Terms. As used in this Equity Award Agreement, the following terms have the meanings indicated below:

(a)    Cause. “Cause” means

(i)    as to any Employee who is a party to an employment agreement with the Company or any other member of the Company Group which contains a definition of “cause,” the definition set forth in such employment agreement;

(ii)    as to any Employee who is not a party to such an employment agreement but who is eligible to receive severance under a severance plan of the Company or any other member of the Company Group (other than the Quest Diagnostics Incorporated Severance Pay Plan) which contains a definition of “cause”, the definition set forth in such severance plan; and

(iii)as to any other Employee:

(A)repeated failure or refusal to perform duties and responsibilities of his or her job as required by the Employee’s employer (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness);

Exhibit 10.3

(B)violation of any fiduciary duty or duty of loyalty owed to the Company or any other member of the Company Group, including without limitation any acts of theft or dishonesty;

(C)conduct or misconduct that is or threatens to be injurious to the Company or any other member of the Company Group or that harms or threatens to harm the reputation or financial position of the Company or any other member of the Company Group;

(D)the commission of conduct that meets the definition of any felony under state or federal law, or conviction of, or plea of nolo contendere to, any other criminal charge that is or threatens to be injurious to the Company or any member of the Company Group;

(E)willful conduct that violates the Company’s Corporate Compliance Manual and compliance bulletins or other written policies;

(F)(x) obstructing or impeding, (y) endeavoring to influence, obstruct or impede or (z) failing to materially cooperate with an investigation authorized by the Company’s Board of Directors, the board of directors of the Employee’s employer, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency, whether or not related to the Employee’s employment, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;

(G)being found liable in any Securities and Exchange Commission or other civil or criminal securities law action; or

(H)other egregious conduct that has or could have a serious and detrimental impact on the Company or any other member of the Company Group.

(b)    Company Group. The “Company Group” means the (i) Company, (ii) any company or other entity in which the Company owns at least a 50% interest within the meaning of Section 424(f) of the Code, and (iii) any company or other entity in which the Company owns at least a 20% interest within the meaning of Section 424(f) of the Code and which the Administrator has designated as a member of the Company Group for purposes of awards under the Plan. References to employment by or with the Company Group shall be understood to refer to employment by or with the Company or any other member of the Company Group.

(c)    Disability. “Disability” means permanent and total disability as determined under the Company’s long-term disability program for employees then in effect.

(d)    Good Reason. “Good Reason” means:

(i)    as to any Employee who is a party to an employment agreement with the
Company or any other member of the Company Group which contains a definition of “good reason,” the definition set forth in such employment agreement;

Exhibit 10.3

(ii)    as to any Employee who is not a party to such an employment agreement but who is eligible to receive severance under a severance plan of the Company or any member of the Company Group which contains a definition of “good reason”, the definition set forth in such severance plan; and

(iii)    as to any other Employee, the termination of the Employee’s employment by the Employee after one of the following events, provided that the Employee’s termination of employment occurs within sixty (60) days after the occurrence of any such event:

(A)    any material change in the duties, responsibilities or status (including reporting responsibilities) of the Employee that is inconsistent in any material and adverse respect with the Employee’s position(s), duties, responsibilities or authority with his or her employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties, responsibilities (other than reporting responsibilities) or status that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (c);

(B)    a material reduction in the Employee’s aggregate rate of annual base salary, annual bonus opportunity and equity incentive compensation target opportunity (including any material and adverse change in the formula for such targets) as in effect immediately prior to such Change in Control;

(C)    the Employee’s employer requiring the Employee to be based at any office or location more than fifty (50) miles from the office where the Employee is located at the time of the Change in Control and as a result causing the Employee’s commute from his residence at the time of the Change in Control to the new location to increase by more than fifty (50) miles; or

(D)    a material reduction in the Employee’s retirement, welfare, perquisite (if any) and other benefits taken as a whole, unless the Employee is permitted to participate in other plans providing the Employee with materially equivalent benefits in the aggregate (at materially equivalent or lower cost with respect to welfare benefit plans);

provided, however, that an event described in (A) through (D) above shall permit an Employee to terminate his or her employment for Good Reason only if written notice of such event has been provided by the Employee to his or her employer and the employer failed to cure such action within thirty (30) days following receipt of such notice.
(e)    Replacement Award. “Replacement Award” means an equity award that is made by the surviving entity in a Change in Control in substitution for Options, RSUs or Performance Shares covered by this Equity Award Agreement and that, in the sole judgment of the Compensation Committee, affords the Employee economic opportunity and protections in the event of termination of employment that are at least as favorable to the Employee in the aggregate as the economic opportunity and protections afforded by the terms of the Options, RSUs or Performance Shares, as the case may be, set forth in this Equity Award Agreement.

Exhibit 10.3

SECTION 24.    Leave of Absence and Transfer.

(a)    Leave of Absence. Unless the Administrator expressly provides otherwise, the Employee’s employment with the Company Group will be deemed to have terminated when the Employee is no longer employed by or in a service relationship with the Company or another member of the Company Group (including by reason of a member of the Company Group ceasing to be such a member); provided, however, that the Employee’s employment will not be deemed to have terminated during a bona fide leave of absence approved by the Employee’s direct employer for medical, personal, educational and/or other permissible purposes pursuant to policies of the Company Group as in effect from time to time if such absence does not exceed six months or, if longer, so long as the Participant retains a right by statute or by contract to return to employment or other service relationship with the Company Group. The Employee’s leave of absence shall be considered “bona fide” only if there is a reasonable expectation that the Employee will return to perform services for the employer.

(b)    Transfers. If the Employee shall be transferred from the Company to another member of the Company Group or vice versa or from one member of the Company Group to another, the Employee’s employment shall not be deemed to have terminated for purposes of this Equity Award Agreement. If, while the Employee is employed by a member of the Company Group, such entity shall cease to be a member of the Company Group (whether by virtue of a sale, spin-off or other disposition or otherwise) and the Employee is not thereupon transferred to and employed by the Company or another member of the Company Group, then the Employee’s employment will be treated as a termination due to a divestiture on the date that the Employee’s employer ceases to be a member of the Company Group, and the provisions of Section 4(f) (Options and RSUs) and/or Section 7(c)(ii) (Performance Shares) shall govern, as applicable.

SECTION 25.    Acknowledgements. By accepting this Equity Award Agreement, the Employee agrees that he/she has received and reviewed a copy of:

(a)the Prospectus (link to Prospectus:

(b)http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_option/stock_option.htm) relating to the Company’s Employee Equity Participation Program and;

(c)the Quest Diagnostics Incorporated 2014 Annual Report on Form 10-K (link to 2014 Annual Report:

(d)the Company’s Policy for Purchasing and Selling Securities (the “Policy”) (link to Trading Policy: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm.) The Employee further agrees to fully comply with the terms of the Policy; and

(e)the Eligibility Policy.

Exhibit 10.3

Appendix A
Quest Diagnostics Incorporated
Performance Shares Award Terms
2015 - 2017 Performance Period

Baseline Year - 2014.
Final Year - The Company’s Fiscal Year ended December 31, 2017.
Performance Period - January 1, 2015 through December 31, 2017.
Net Revenues - The Company’s net revenues during the Baseline Year were $7,434.6 million.
ROIC - NOPAT/Invested Capital.
NOPAT - (Income from continuing operations - net income attributable to non-controlling interests) + (gross interest expense x (1 - statutory tax rate)).
Invested Capital - Average total Quest Diagnostics stockholders equity + average total debt.
Average ROIC - Average of the Annual Average ROIC for each year in the Performance Period.
Annual Average ROIC - NOPAT for a given year within the Performance Period /Average of the quarter-end Invested Capital balances (including the prior year-end Invested Capital balance) for a given year within the Performance Period.
Performance Share Vesting Period - February 23, 2015 through February 28, 2018.
Total Invigorate Run Rate Savings - The sum total, as certified by the Chief Financial Officer, of the run rate savings from each component of Invigorate, including, without limitation, the following programs: organization excellence; information technology excellence; procurement excellence; service excellence; lab excellence; billing excellence; business process excellence; standardizing the Company’s processes, information technology systems, equipment and data; enhancing electronic enabling services; and enhancing reimbursement for the work the Company performs.

Exhibit 10.3

Appendix B
International Supplement

This International Supplement amends certain terms and conditions of, and is made a part of, the Quest Diagnostics Incorporated Equity Award Agreement dated as of February 23, 2015 (the “Agreement”) to which this International Supplement is attached as Appendix B. This International Supplement applies to awards made to individuals who are not United States citizens or residents, as such term is defined by the Internal Revenue Code, and who are employed outside the United States. Capitalized terms that are used without definition in this International Supplement have the meanings set forth in the Agreement.

1.    Disability. Sections 4(d) is amended to provide that if the Employee’s employment shall terminate as a result of a medical condition for which the Employee receives disability income benefits from a governmental program, all Options and all RSUs shall vest. All references in the Agreement to Sections 4(d), including without limitation the reference to Section 4(d) set forth in Section 7(c), shall be understood as referring to Sections 4(d) as so amended.
2.    Taxes. The first two sentences of Section 14     are replaced in their entirety to read as follows: “Depending on applicable tax rules, the Employee may recognize income for income tax purposes upon the grant, vesting, exercise or settlement of the awards covered by this Agreement, and the Employee shall be subject to tax and tax withholdings as appropriate.” References in Section 14 to Federal income tax and Federal Insurance Contribution Act taxes shall be understood as references to the comparable taxes in the jurisdiction in which the Employee is employed.